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On January 25, 2017, AltaGas Ltd. (“AltaGas”) held an investor conference call to discuss the announcement of AltaGas’ entry into a definitive merger agreement to acquire WGL Holdings, Inc. A transcript of the call is provided below.

ALTAGAS LTD. TO ACQUIRE WGL HOLDINGS, INC. M&A CALL

CORPORATE PARTICIPANTS

Jess Nieukerk AltaGas Ltd. – Senior Director Investor Relations

David Harris AltaGas Ltd. – President & CEO

Terry McCallister WGL Holdings, Inc. – Chairman, CEO

Tim Watson AltaGas Ltd. – Executive Vice President & CFO

PRESENTATION

Operator

Good afternoon ladies and gentlemen, and welcome to the AltaGas conference call and webcast. I would now like to turn the meeting over to Jess Nieukerk, Senior Director, Investor Relations. Please go ahead, Mr. Nieukerk.

Jess Nieukerk – AltaGas Ltd. – Senior Director Investor Relations

Thank you. Good afternoon and thank you everyone, for joining us today to discuss AltaGas’ acquisition of WGL announced earlier this afternoon. My name is Jess Nieukerk. I am the Senior Director, Investor Relations for AltaGas. On the call today we have David Harris, President and CEO of AltaGas, Tim Watson, Chief Financial Officer of AltaGas and Terry McCallister, Chief Executive Officer of WGL Holdings. The speakers will be making reference to a presentation prepared in respect of this transaction, which is being webcast, and is also available for download on our website and filed on SEDAR.

I would like to note that on this call we will provide forward-looking statements and future-oriented financial information. Certain material factors and assumptions underpin the forecasts and projections to be discussed on this call and they are subject to important risks and uncertainties. I direct you to review the cautionary advisories in the January 25, 2017 news release and the Company’s reports filed with the Canadian securities regulators which contain additional information about the applicable risk factors and assumptions. I would also note that we will not have a question-and-answer period following the formal remarks.

Finally, I would also like to point out that during this presentation we will refer to certain non-GAAP financial measures. These measures do not have any standardized meaning under GAAP and as a result they may not be comparable to similar measures presented by other entities.

With that, let me turn the call over to David Harris.

David Harris – AltaGas Ltd. – President & CEO

Thank you, Jess. I am thrilled to be here today to speak to you about this seminal event in AltaGas’ history. Before we start, I would like to personally thank Terry, the WGL Board of Directors and the entire WGL team who have worked tremendously hard. We share a lot of similarities with WGL and have spent a lot of time working with the management team to make this transaction happen and ensuring that both WGL and AltaGas emerge from this as a strengthened company. I would also like to thank my team, including our Board of Directors, management, senior leaders and advisors, all of whom were critical in getting us to this point and will be critical to helping us deliver on our vision for the Company going forward. I think I can speak on Terry’s behalf and say we are both pleased to present the details of this strategic transaction between our respective companies. With respect to the presentation, I will lead you through much of the presentation and Tim and Terry will step in at the appropriate time to walk you through certain aspects of the transaction.

With that, please turn to slide five, I’m going to start with an overview of the transaction. As discussed in the press release issued this afternoon, the Board of Directors of AltaGas and WGL have each unanimously approved a transaction whereby AltaGas will acquire all of the issued and outstanding shares of WGL for $88.25 per share, payable in cash. This offer price represents a premium 12% to WGL’s share price as of close on Tuesday and premium of 28% to WGL’s share price on November 28, 2016 of $69.02. The date prior to the reports, it surfaced that a third party was in discussions to acquire WGL. The offer price implies an equity value for WGL of C$6 billion and a total transaction value of C$8.4 billion. We are fortunate to be acquiring a historic company with nearly 170 years of history, which in many ways is the mirror image of AltaGas, a diversified energy infrastructure company with gas utilities in three high-growth jurisdictions, a growing gas midstream business, adding a new platform for AltaGas to grow in the Marcellus and clean power areas. This transaction is highly transformational for our company by increasing both our scale and breadth of quality assets while maintaining our corporate DNA. The combined company will have approximately C$22 billion in assets. At the same time, this transaction is consistent with our strategy of focusing on high-quality, long-lived energy infrastructure assets, which have significant embedded growth, leveraging our track records of developing projects on time and on budget to drive our future growth and deliver long-term value for our shareholders. As part of this strategy is a strong credit profile. We are financing this transaction in a way that is consistent with our commitment to maintain our strong investment-grade credit profile, which Tim Watson will touch on later.

Moving over to slide six, it is because of this increased scale, strategic overlap and exceptional growth profile that we expect the transaction to provide meaningful financial benefits for our company and shareholders. We expect it to be meaningfully accretive to EPS in the 8% to 10% range and normalized FFO per share of 15% to 20% in average through 2021. With this transaction we are committed to delivering an 8% to 10% annual dividend growth through 2021.

What is critical to remember is that this dividend is underpinned by a balanced mix of very stable cash flows, approximately 75% of expected pro forma normalized EBITDA contributions from rate regulated gas utilities, Northeast BC hydro and contracted take-or-pay/cost-of-service midstream assets, which underpins strong credit ratings and dividend instability. Combined with the enhanced growth profile in all three businesses of the combined company, we expect this stability to help deliver further growth and value to shareholders over the long term.

With respect to financing, we believe we have developed the optimal financing plan for this transaction with the help of our advisors. We have a C$6.6 billion fully committed bridge financing from JPMorgan, TD and RBC. Concurrent with this announcement, we have executed a C$2.1 billion subscription receipt, bought deal public offering and a C$400 million subscription receipt private placement with Ontario Municipal Employees’ Retirement System or OMERS. These subscription receipts have the dividend equivalent payment structure, which pays holders of the receipts the same dividend that our common shareholders receive. We are pleased to have worked with OMERS on this important transaction and view very positively their interest in participating. We think it speaks loudly to the overall benefits this transaction can have for our shareholders. We look forward to working with them as a long-term shareholder of our company going forward.

Finishing off on the financing, we expect the balance of our financing needs to be fulfilled with a combination of preferred equity, hybrid securities, long-term debt and asset sales. Overall with respect to timing, we anticipate closing will be by the end of the second quarter of 2018, which is subject to WGL shareholder approval and required regulatory approvals.

As per slide seven, we view WGL as an ideal fit for AltaGas. There are five elements of overall strategic rationale that we wanted to highlight. This combination is consistent with AltaGas’ long-term strategy of growing as a diversified, high-quality, low-risk energy infrastructure company. This merger will have a dramatic effect on the scale of our company. When combined, we will have C$7.3 billion pipeline of identified capital investment opportunities across all business lines. Upon close, AltaGas will be even more stable, with high-quality cash flows underpinned by long-term take-or-pay contracts and rate regulated franchises. This will reinforce a strong investment-grade profile.

The combination offers increased scale and diversification of high-growth utilities. The transaction diversifies AltaGas’ midstream business, adding a high-growth Marcellus/Utica growth platform in addition to AltaGas’ existing Northeast BC/West Coast LPG export strategy. Although this transaction will increase AltaGas’ exposure to utilities and to US markets in the very near term, we fundamentally look forward to maintaining a balanced business and geographic mix over the long term. Our core premise is that market diversity allows AltaGas to uniquely take advantage of the broader energy markets as they evolve. Last, we fully intend to capitalize on the strong culture and strategic overlap between our companies. This transaction provides the opportunity to leverage respective core competencies and a deep bench of talented personnel.

Turning to slide eight, this map of our pro forma operations probably speaks for itself. The transaction further positions AltaGas as a leading North American energy infrastructure company. WGL is a multi-jurisdictional energy infrastructure company. It has utility operations in Maryland, Virginia and Washington DC. We fully intend to capitalize on WGL’s US utility by preserving employee levels at WGL and bringing the US headquarters to the region. The Company also owns midstream investments in the Marcellus and Utica basin. WGL owns a diversified clean power and energy efficiency business, operating in 20 states. Lastly, WGL operates an electric and gas marketing business in the Northeast. We are excited to leverage the combined strength of both organizations to expand the breadth and depth of our investment opportunities set across three business lines and across North America.

Flipping to slide nine, you can see the amount of overlap between our business segments. We diligently assessed this combination with WGL and see it as a compelling match. This transaction substantially adds to the Company’s midstream CapEx schedule. We will be growing in two of North America’s most exciting gas plays and will be connected to not one but three energy export sites. As you can see from the graph in the top right of the slide, this will provide very significant contributions in the next two to three years. The combination doubles AltaGas’ utility business rate base, triples our customers and most importantly, diversifies the utility exposure to eight jurisdictions. Lastly, this transaction provides us with a broader power presence in multiple new US regions, which will provide us with unique market intelligence to make our next contracted power investments.

Turning to slide 10, in addition to the undeniable strategic fit, there is of course strong financial support for this combination. The combined company is expected to have total assets in excess of C$22 billion, generate over C$1.3 billion of EBITDA, have over C$7.3 billion of identified growth opportunities, have total utility customers of approximately 1.7 million and a rate base of approximately C$4.5 billion. We expect the pro forma company will have higher growth on an absolute dollar value and per-share basis.

We see immediate EPS accretion in the first full year of operations of 7% to 9% and averaging 8% to 10% through 2021. We also see immediate funds from operations per share accretion to over 20% in the first full year of operations and averaging 15% to 20% through 2021. We are targeting to grow our dividend by 8% to 10% in the first year after close through at least 2021. In short, WGL fundamentally enhances AltaGas’ existing shareholder proposition. We will continue to offer our shareholders the same attractive exposure to North America energy infrastructure while rewarding shareholders with stronger dividend growth.

With that, I would like to turn over to Terry to provide an overview of WGL.

Terry McCallister – WGL Holdings, Inc. – Chairman, CEO

Thanks, Dave. First, let me say how excited we are combining these two great companies. We believe this new combined company will provide tremendous opportunities for all of our stakeholders.

Turning to slide 11, for those of you who don’t know WGL, it is a company that was founded over 160 years ago. We are headquartered in Washington DC and our area of operations are focused in Washington DC, Maryland and Virginia. WGL’s publicly traded on the New York Stock Exchange under the ticker WGL. WGL has several business lines, including a regulated utility business, a midstream business, a commercial energy services business and a retail energy marketing business. With respect to its regulated business, WGL is the parent company of the Washington Gas Light Company, a regulated natural gas local distribution company, which was founded and chartered by Congress in 1848 to put a gaslight on top of the United States Capitol and now serves more than 1.1 million customers in the District of Columbia, Maryland and Virginia. WGL has developed a unique commercial energy platform which allows us to develop a renewable energy and provide energy efficiency services all across the nation. WGL Midstream has a unique footprint in the Marcellus/Utica gas production area which allows it to connect supply with demand in one of the fastest growing regions in North America. Lastly, our retail business provides residential, business and government customers with options to purchase gas and electric energy solutions to our third-party provider.

David Harris – AltaGas Ltd. – President & CEO

Thank you, Terry. Turning to slide 12, you can see the long-term profile of the combined entity. Starting from left to right, you can see how together we offer a higher pro forma growth with a focus on stable businesses and significant organic growth. First of all, WGL nearly doubles AltaGas’ current EBITDA providing a strong base upon which the combined company can grow. Moving to the right on the slide, you will notice our near-term C$7.3 billion identified growth platform consists of a balance of opportunities. We expect to have several midstream projects – those are the blue boxes – becoming operational through 2019. This will drive strong growth in the next few years. In addition to this, we have a steady wedge of utility and power spending expected over the same timeframe – these are reflected in the green and yellow bars. Overall, we expect to have a balanced mix of energy infrastructure growth projects in utility, midstream and power and see the long-term target mix of our business as a relatively balanced combination of midstream, power and utility. It is these growth opportunities that will in part help drive the accretive nature of this deal and our commitment to delivering 8% to 10% dividend growth through 2021.

Turning over to slide 13 now, here we have tried to highlight how the combination supports our long-term vision for AltaGas. In particular, with respect to our midstream business, while AltaGas’ midstream business is currently focused on the prolific Montney play, with this transaction we will be adding significant exposure to the Marcellus and Utica basins through WGL’s investments into four key pipelines in the region. These include Stonewall, Central Penn, Constitution and Mountain Valley.

Stonewall gathering system is located in West Virginia and is designed to gather 1.4 Bcf per day. WGL owns 35% of the operating system which currently gathers 1 Bcf per day.

Central Penn pipeline is designed to transport 1.7 Bcf per day as part of the Atlantic sunrise project. WGL owns 21% of the pipeline. Its target in-service date is mid-2018.

Valley Midstream is designed to transport 2 Bcf per day from West Virginia to Virginia. WGL owns 10% of the pipeline. Its targeted in-service date is December 2018.

Constitution pipeline is designed to transport 700 Mmcf per day to major northeastern markets. WGL owns 10% of the pipeline. Its targeted in-service date is in the second half of 2018.

In addition to its invest in these four pipelines, WGL has a strategic relationship position with respect to the Cove Point LNG Export Facility through its contact with GAIL, through which WGL has agreed to sell GAIL up to 400 Mmcf per day for approximately 20 years. Overall we will be investing in projects that will be touching upward of 6 Bcf per day of gas in the Marcellus and Utica basins. This forms an exceptional footprint for AltaGas to repeat the success of its regional midstream strategy which we continue to develop upon in Northeast BC. On a combined basis, we will be investing C$2 billion in two of the most exciting gas basins in North America. Not only will we provide critical infrastructure to three export sites but we will also have a large enough presence in both regions to leverage and expand our growth potential. We view each of these midstream businesses as attractive opportunities and in line with our objective of investing in long-term stable midstream assets.

Turning to slide 14, our combined utility segment will have even more significant position across a stronger and more diversified footprint. We will be adding to our current portfolio a diversified, high-growth US gas utility operating in one of the US’ key population centers, that is, the broader Washington DC metropolitan area. Each of WGL’s jurisdictions offers a compelling opportunity driven by customer growth, accelerated replacement programs and rate cases. WGL is also focused on an asset optimization program to boost ROE and profitability that will see us very attractive going forward.

Turning now to slide 15, we wanted to help quantify for you how transformative this combination is for our utility business. Pro forma from the transaction, our estimated rate base immediately more than doubles and our estimated customers more than triples providing significant scale to our combined utility business. Furthermore, we will be operating in eight jurisdictions which will help minimize concentration risk from any single utility. Lastly, with over $3 billion of spending planned over the next five years, driven by customer growth and accelerated placements, we expect to continue to grow this business.

Moving to slide 16, I want to focus on the combined power generation business. As you know, AltaGas currently has a significant power generation footprint across the US and Canada, comprised of a combination of traditional natural gas, combustion-based generation assets, as well as significant renewable assets across hydro, wind and biomass plus our exciting new battery storage initiatives. WGL’s power generation assets are a great fit with our portfolio, as they are focused on clean energy solutions to provide stable, utility-like cash flows through long-term contracts. WGL’s power assets include investments in solar, combined heat and gas distributed generation in 20 states with a total of 211 MW of gross capacity. This will be complementary to AltaGas’ current leading North America portfolio and will provide us with incremental market intelligence to where to invest next. We fully intend to capitalize on our core competencies related to the development of renewable power as we plan to continue meeting the growing needs of WGL’s customers.

Now I will pass it over to our Chief Financial Officer, Tim Watson, to walk through the financing of the transaction.

Tim Watson – AltaGas Ltd. – EVP & CFO

Thank you, Dave. Turning to slide 17, we wanted to provide some details regarding the benefits afforded by the combined companies’ scale to deliver growth. We have provided a breakdown by segment on the bottom right of this slide which demonstrates our commitment to spending and growth in each of our business lines. Over the next five years, the total capital program for the combined company will be in excess of C$7 billion or approximately C$1.4 billion per year on average. Just under 50% of the CapEx will be with our combined utility franchises; however, a little more than 50% – in fact, about C$3.8 billion – will be with identified visible midstream and power projects that are currently in our portfolio that we are working on.

The rest of the slide, as you can see, show specific project details for both AltaGas and WGL individually. As you can clearly see, our intention is to maintain a diversified business mix for years to come.

Turning to the next slide, which is slide 18, I would start by reiterating that our financing plan is designed to maintain a strong investment-grade profile for the combined company over the long term. As you may have seen and as discussed earlier today on this call, concurrent with this announcement we announced a C$2.1 billion public bought deal and a C$400 million private placement with OMERS. This equity is a key component of our long-term financing and we expect to fund the remainder of the purchase price with a combination of asset sales from AltaGas’ existing portfolio, incremental debt, preferred shares and hybrid securities.

We believe there are a number of attractive actionable opportunities to monetize portions of our three businesses in a manner which supports our long-term strategy of growing in attractive areas and maintaining a long-term balanced mix of energy infrastructure. AltaGas has a $2 billion portion of our bridge facilities, which is allocated to cover asset sales which would be available for up to 18 months following closing of the transaction. Furthermore, we look forward to our ongoing growth CapEx in a manner that is consistent with how AltaGas has funded its growth in the past. This deal’s accretion will help us reduce overall payout ratios. Our DRIP will reward shareholders for continuing to support the business and we look forward to accessing new capital markets opportunities in the US, as well as relying on our tried and true Canadian capital markets access. We expect that the combined company will have a strong BBB mid credit rating from credit rating agencies on closing.

Turning to slide 19, we wanted to spend some time talking about the expected timeline for the transaction. In addition to the financing of the transaction there are a number of customary filings and approvals that we will need in order to complete the transaction. AltaGas looks forward to meeting and engaging with the regulators as we seek their approvals. WGL’s management has a very strong relationship with the regulators. We have extensive experience in state regulatory approval processes and believe that we bring a compelling proposition as a responsible utility operator committed to maintaining a strong local presence in all of our service territories. The transaction is also subject to the approvals of WGL shareholders, which is expected in a rough mid-2017 timeframe. The final transaction closing is expected by the end of the second quarter of 2018.

With that, I’ll turn it back over to Dave.

David Harris – AltaGas Ltd. – President & CEO

Thank you, Tim. Turning to slide 20, here at AltaGas we share a very strong commitment to WGL’s customers, employees and communities. We are thrilled that the WGL senior leadership team is available to assist in the management of AltaGas Ltd.’s US regulated utility business. The headquarters of WGL will remain in Washington DC, as we think it is a great addition and the best approach for us to retain best-in-class management expertise. Our approach to WGL’s communities will, of course, be no different. We are in complete alignment with Terry and the entire WGL management team of the benefits of maintaining the Company’s historic levels of community involvement, charitable contributions and local support within existing service territories. Furthermore, we are committed to maintaining WGL’s current employee headcount and distinguished corporate culture.

Turning now to slide 21, I wanted to conclude the formal remarks to summarize why we are so excited about this transaction and the opportunity we feel it provides our company and shareholders. First, we share a common culture rooted in providing quality customer service through safe and reliable operations. Second, AltaGas and WGL have highly capable business lines with utilities, midstream and contracted power. Third, the combination of our businesses creates a leading North American player with over C$22 billion of combined assets. Fourth, the transaction allows AltaGas to diversify our operations into three new utility jurisdictions and total exposure to over 30 states and provinces. Fifth, the pro forma entity will have a substantial opportunity for continued growth and we are again committed to growing our dividend by 8% to 10% through 2021. Sixth, we expect the transaction will be meaningfully accretive across a key cash flow and earnings matrix for the next several years following closing. Last, the combined company will have a significantly increased combination of stable, high-quality assets and investment-grade balance sheet. We expect all of these factors will translate into significant value for our shareholders in the near, mid and long term. We are excited for the prospects of our company for years to come. This is truly a transformative and great transaction for AltaGas and WGL.

With that, that is the end of our prepared remarks for today and I would like to thank everybody who took the time to join us on our conference call today and listen about this new and exciting opportunity for AltaGas and WGL.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s program. You may all disconnect. Everyone have a great day.

Forward Looking Statements

This document contains forward-looking statements. When used in this document, the words “may”, “would”, “could”, “can”, “will”, “be”, “intend”, “possible”, “plan”, “develop”, “anticipate”, “target”, “believe”, “seek”, “propose”, “continue”, “estimate”, “expect”, “designed” and similar expressions, as they relate to AltaGas or an affiliate of AltaGas, including in relation to AltaGas or an affiliate of AltaGas following the completion of the Transaction, are intended to identify forward-looking statements. This document contains forward-looking statements with respect to, among other things, business objectives, expected growth (including magnitude of growth), results of operations, performance, business projects and opportunities, capital expenditures and financial results. In particular this document contains forward looking statements with respect to the combination of AltaGas and WGL and related performance, including, without limitation, the transformative nature of the Transaction, the portfolio of assets of the combined entity, nature, number, value and timing of growth and investment opportunities available to AltaGas, the quality and growth potential of the assets, the strategic focus of the business, the combined rate base and rate base growth, EPS accretion, and normalized FFOPS accretion, both in the first full year following the Transaction and over the period to 2021, growth on an absolute dollar and per share basis, strength of earnings including, without limitation, EPS, FFOPS and EBITDA growth rate through 2021, annual dividend growth rate, dividend payout ratios, the ability of the combined entity to target higher growth markets, high growth franchise areas, and other growth markets, the liquidity of the combined entity and its ability to maintain an investment grade credit rating, the location of headquarters for utility business, the local governance of WGL after the acquisition, the compatibility of the corporate culture, the leveraging of respective core competencies and strategies, the retention and role of WGL employees and the holding of significant roles for existing WGL management, the ability to deliver high quality service at reasonable rates, the fact that closing of the Transaction is conditioned on certain events occurring, utility segment customers, the geographical and industry diversification of its business, the stability of cash flows and of AltaGas’ business, the growth potential available to AltaGas in clean energy, natural gas generation and retail energy services, the significance and growth potential and expectations for growth in the Montney and Marcellus/Utica, the strength of AltaGas and WGL as utility operators, intentions for further investment in Virginia, Maryland and Washington, D.C., expectations for normalized EBITDA allocation geographically and by business segments, expected timing and capex for certain AltaGas and WGL projects and expected capital investment by business segment, future growth financing strategies, long-term target business mix; and this document contains forward looking statements regarding the Transaction financing, including without limitation, the private placement and the bought deal public offering of subscription receipts, subsequent offerings of preferred equity, hybrid securities, long-term debt and selected asset sales; and this document contains forward looking statements regarding the anticipated completion of the Transaction, including certain terms and conditions thereof and the anticipated completion and timing thereof and the receipt of all necessary regulatory, stockholder and stock exchange approvals.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Such statements reflect AltaGas’ current views with respect to future events based on certain material factors and assumptions and are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including without limitation: changes in market; competition; governmental or regulatory developments; general economic conditions; any event, change or other circumstance that could give rise to termination of the merger agreement in respect of the Transaction; the inability to complete the Transaction due to the failure to obtain stockholder approval for the Transaction or the failure to satisfy other conditions to completion of the Transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transaction; uncertainty regarding the length of time required to complete the Transaction; the anticipated benefits of the Transaction may not materialize or may not occur within the time periods anticipated by AltaGas; impact of significant demands placed on AltaGas and WGL as a result of the Transaction; failure by the AltaGas to repay the bridge financing facility; potential unavailability of the bridge financing facility and/or alternate sources of funding that would be used to replace the bridge financing facility, including asset sales on desirable terms; lack of control by AltaGas of WGL and its subsidiaries prior to the closing of the Transaction; impact of acquisition-related expenses; accuracy and completeness of WGL’s publicly disclosed information; increased indebtedness of AltaGas after the closing of the Transaction, including the possibility of downgrade of AltaGas’ credit ratings; historical and pro forma combined financial information may not be representative of future performance; potential undisclosed liabilities of WGL; ability to retain key personnel of WGL following the Transaction; the impact of the announcement of the Transaction on relationships with third parties; risks associated with the loss of key personnel; risks relating to unanticipated costs of integration in connection with the Transaction, including operating costs, customer loss or business disruption; changes in customer energy usage; and other factors set out in AltaGas’ public disclosure documents. Many factors could cause AltaGas’ actual results, performance or achievements to vary from those described in this document, including without limitation those listed above. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this document as intended, planned, anticipated, believed, sought, proposed, estimated or expected, and such forward-looking statements included in this document, should not be unduly relied upon. Such statements speak only as of the date of this document. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements. The forward-looking statements contained in this document are expressly qualified by this cautionary statement.

Financial outlook information contained in this document about prospective financial performance, financial position, and various prospective earnings and cash flow metrics is based on assumptions about future events, including, without limitation, economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available. Readers are advised to refer to AltaGas’ news release regarding the acquisition of WGL for a further description of the assumptions underpinning the financial outlook information contained in this document. Readers are cautioned that such financial outlook information contained in this document should not be used for purposes other than for which it is disclosed herein.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction (the “Transaction”). WGL Holdings, Inc. (“WGL”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF WGL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about AltaGas Ltd. (“AltaGas”), WGL and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of WGL’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting WGL Holdings, Inc., Corporate Secretary, 101 Constitution Avenue N.W., Washington, District of Columbia, 20080. WGL’s filings with the SEC are also available on WGL’s website at: http://wglholdings.com/sec.cfm. Investors and security holders may also read and copy any reports, statements and other information filed by WGL with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

AltaGas, WGL and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. Information regarding AltaGas’ directors and executive officers is available in AltaGas’ Management Information Circular, filed on March 17, 2016 (in English and French) with the Canadian Securities Administrators (the “CSA”) and in AltaGas’ Annual Information Form, filed on March 23, 2016 (in English) and March 24, 2016 (in French) with the CSA, each of which are available at: www.sedar.com. Information regarding WGL’s directors and executive officers is available in WGL’s proxy statement filed with the SEC on December 23, 2016 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, each of which may be obtained from the sources indicated in Additional Information and Where to Find It. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of WGL’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.